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                                                            Exhibit 11.1

                               IKOS SYSTEMS, INC.
                STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)

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

                                                       Three Months Ended      Nine Months Ended
                                                       ------------------      -----------------
                                                       July 1,   July 2,      July 1,   July 2,
                                                         1995      1994         1995      1994
                                                       --------  --------     --------   -------
Net income                                              $ 888      $ 912      $2,051      $1,167

Number of shares used in computing per share amounts:
  Weighted average common stock outstanding.........    5,592      5,454       5,541       5,445

  Common equivalent shares attributable to
    stock options (treasury stock method)...........      689        161         484         214
                                                       ------     ------      ------      ------

  Total weighed average common shares outstanding...    6,281      5,615       6,025       5,659
                                                       ======     ======      ======      ======

Net income per share................................   $ 0.14     $ 0.16      $ 0.34      $ 0.21
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